PROMISSORY NOTE


$121,615.00                                                                1996
                                                             New York, New York


     FOR VALUE RECEIVED, the undersigned, THE MARQUEE GROUP, INC., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of ROBERT M. GUTKOWSKI the principal sum of ONE HUNDRED TWENTY ONE THOUSAND SIX HUNDRED FIFTEEN DOLLARS ($121,615), together with accrued interest on the unpaid balance of said principal from the date hereof at the rate of twelve percent (12%) per annum. Payment of the principal and intest due shall be payable on January 1, 1998 (the "Maturity Date").

     The principal balance of this Note may be prepaid in whole or in part at the option of the Borrower, without premium or penalty. Payment of the principal and interest due under this Note shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of all public and private debt. Interest accrued hereunder shall be computed on the basis of a 360 day year, based upon the number of days actually elapsed.

     If any payment of principal and/or interest on this Note shall not be paid within five (5) business days of the Maturity Date, the unpaid principal of and interest accrued on this Note shall, until paid, bear interest at a rate per annum equal to the lesser of (i) fourteen percent (14%), or (ii) the highest rate permitted by applicable law.

     Anything in this Note to the contrary notwithstanding, the obligation of the Borrower to make payments of interest shall be subject to the limitation that payments of interest shall not be required to be made to the Company to the extent that the receipt thereof would not


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be permissible under the law or laws applicable to the Company limiting rates of interest which may be charged or collected by the Company. Any such payments of interest which are not made as a result of the limitation referred to in the preceding sentence shall be made by the Borrower to the Company on the earliest interest payment date or dates on which the receipt thereof would be permissible under the laws applicable to the Company limiting rates of interest which may be charged or collected by the Company.

     The Borrower hereby waives presentment, demand for payment, notice of dishonor, and any and all other notices or demands in connection with the delivery, acceptance, performance or enforcement of this Note. The Borrower shall pay all reasonable fees, expenses and disbursements of Mr. Gutkowski's counsel in connection with the enforcement and collection of this Note.

     This Note shall be binding upon the Borrower, its successors and assigns and shall inure to the benefit of the successors and assigns of Mr. Gutkowski.

     This Note and the rights and obligations of the Borrower hereunder shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

     IN WITNESS WHEREOF, the Borrower has executed this Note as of the day and year first written above. THE MARQUEE GROUP, INC.


                                                By:/s/ James E. Sileo
                                                   ------------------
                                                Name: James E. Sileo
                                                Title: Chief Financial Officer
Agreed and acknowledged:


/s/ Robert M. Gutkowski
-----------------------
Robert M. Gutkowski


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